Exhibit 99.1

FOR IMMEDIATE RELEASE	Bank Contact: Jonathan J. Wick
Executive Vice President/COO/CFO
(760) 325-4442

CANYON BANCORP REPORTS ASSETS TOP $300 MILLION

PALM SPRINGS, CA: May 1, 2008 - Canyon Bancorp (OTCBB: CYBA) today announced total assets have grown to $300 million with net loans receivable exceeding $250 million and net income for the first quarter 2008 of $52,000 or $0.02 per diluted share. Like many Southern California banks, the Company’s earnings were affected by the current residential real estate market conditions that impacted construction loans. The provision for loan losses increased from $90,000 in the first quarter of 2007 to $1,160,000 in the first quarter of 2008 due to these factors and increases in classified loans and loan charge-offs.

President and CEO Stephen G. Hoffmann said, “In view of the challenging economy, particularly real estate in Southern California, it is encouraging to report solid growth in assets, loans, deposits and shareholders equity compared to the first quarter 2007.”

Other financial highlights for the first quarter 2008 compared to the same period in 2007:

•	Total assets increased $32.5 million or 12.1 percent to $300.2 million.

•	Net loans receivable increased $40.1 million or 19.0 percent to $250.8 million.

•	Total deposits increased $8.8 million or 3.7 percent to $248.7 million.

•	Book value per share increased $1.04 or 9.9 percent to $11.55.

•	Total shareholders’ equity increased by $2.8 million or 11.0 percent to $28.6 million.

•	Capital to assets ratio for the first quarter 2008 was 9.54 percent compared to 9.64 percent for the same period in 2007.

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

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CANYON BANCORP & SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	3/31/2008 (Unaudited)	12/31/2007 (Audited)	3/31/2007 (Unaudited)
Assets
Cash and cash equivalents	$24,234	$13,562	$32,583
Interest-bearing deposits in other financial institutions	—	—	1,600
Investment securities available for sale	10,018	12,196	11,956
Federal Home Loan Bank, Federal Reserve Bank and Pacific Coast Bankers’ Bank restricted stock, at cost	1,890	1,890	1,573
Loans held for sale	636	123	1,420
Loans receivable, net	250,800	248,468	210,709
Furniture, fixtures and equipment	5,561	5,680	4,436
Income tax receivable	889	909	—
Deferred tax asset	1,420	1,430	1,706
Foreclosed assets	3,090	3,073	—
Other assets	1,640	1,825	1,690

Total Assets	$300,178	$289,156	$267,673

Liabilities and Stockholders’ Equity
Deposits:
Demand deposits	$79,786	$73,961	$87,045
NOW accounts	13,346	14,223	13,102
Savings and money market	95,747	79,262	81,553
Time certificate of deposits	59,840	63,181	58,228

Total Deposits	248,719	230,627	239,928

Other borrowed funds	20,899	28,160
Other liabilities	1,911	1,795	1,938

Total Liabilities	271,529	260,582	241,866

Commitments and contingencies	—	—	—

Stockholders’ Equity:
Serial Preferred Stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—	—
Common Stock; authorized 10,000,000 shares; 2,479,927 shares issued and outstanding as of March 31, 2008 and December 31, 2007, and 2,338,627 shares issued and outstanding as of March 31, 2007	23,513	23,513	21,103
Additional paid-in capital	—	—	—
Accumulated other comprehensive income:
Unrealized gain (loss) on investment securities available-for-sale	8	(15)	(93)
Retained earnings	5,128	5,076	4,797

Total Stockholders’ Equity	28,649	28,574	25,807
Total Liabilities and Stockholders’ Equity	$300,178	$289,156	$267,673

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CANYON BANCORP & SUBSIDIARY

Consolidated Statement of Operations

(Unaudited)

For the three months ended March 31, 2008 and 2007

(Dollars in thousands, except per share amounts)

	Three months ended March 31,
	2008	2007
Interest income:
Loans receivable	$4,854	$4,820
Federal funds sold	80	179
Interest bearing deposits in other financial institutions	—	17
Investment securities available for sale	132	141

Total interest income	5,066	5,157
Interest expense
Deposits	1,325	1,343
Other borrowed funds	289	—

Total interest expense	1,614	1,343
Net interest income	3,452	3,814
Provision for loan losses	1,160	90

Net interest income after provision for loan losses	2,292	3,724

Noninterest income:
Service charges and fees	193	166
Loan related fees	36	178
Lease administration fees	96	222
Automated teller machine fees	179	163
Net loss on sale of foreclosed assets	(19)	—
Net gain on sale of investment securities	21	—

Total noninterest income	506	729

Noninterest expenses:
Salaries and employee benefits	1,358	1,429
Occupancy and equipment expense	395	372
Professional fees	53	70
Data processing	166	144
Marketing and advertising expense	135	115
Director and shareholder expense	146	112
Foreclosed asset expense, net	26	—
Other operating expense	447	409

Total noninterest expenses	2,726	2,651

Earnings before income taxes	72	1,802
Income tax expense	20	731

Net earnings	$52	$1,071

Earnings per share:
Basic	$0.02	$0.44
Diluted	$0.02	$0.42
Weighted average shares outstanding:
Basic	2,479,927	2,439,174
Diluted	2,536,790	2,543,346

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CANYON BANCORP & SUBSIDIARY

Selected Ratios

(Unaudited)

	Three Months Ended [1]
	3/31/2008	3/31/2007
Return on average equity	0.72%	17.24%
Return on average assets	0.07%	1.66%
Yield on interest-earning assets	7.32%	8.57%
Cost of interest-bearing liabilities	3.39%	3.73%
Net interest margin	4.99%	6.34%
Non-interest income / average assets	0.68%	1.13%
Non-interest expense / average assets	3.65%	4.11%
Net non-interest expense / average assets	2.97%	2.98%
Net charge-offs/(recoveries) to average loans	0.85%	0.28%

	as of:
	3/31/2008	3/31/2007
Capital to assets ratio	9.54%	9.64%
Allowance for loan losses / gross loans	1.43%	1.56%
Loan to deposit ratio	102.7%	87.8%
Adversely classified loans to gross loans	7.2%	1.0%
Non-accrual loans to gross loans	2.6%	0.8%
Demand deposit accounts / total deposit accounts	32.1%	36.3%
Book value per share [2]	$11.55	$10.51

[1]	Interim periods annualized

[2]	Prior year restated for past stock dividends and splits

4